UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following press release was issued by The Topps Company, Inc. today:

THE TOPPS COMPANY RESPONDS TO
LETTER FROM DISSIDENT DIRECTOR

NEW YORK, May 31, 2007 – The Topps Company, Inc. (Nasdaq:  TOPP) announced today that it has sent a letter in response to dissident director Arnaud Ajdler’s letter dated today, May 31, 2007.  The full text of the letter follows:

May 31, 2007

Mr. Arnaud Ajdler

Crescendo Partners

10 East 53rd Street

35th Floor

New York, New York 10022

Dear Arnaud:

We find your May 31, 2007 letter to be unproductive, self-serving and contrary to maximizing stockholder value.  Your intent appears clear – you want to kill the Tornante and Madison Dearborn deal and take over Topps without paying stockholders for their shares.  Moreover, you and your dissident colleagues are the only directors with a real conflict of interest on the Topps Board.

As even you would acknowledge, Upper Deck is a significant competitor of Topps and could benefit from obtaining highly sensitive information about Topps or derailing a transaction involving Topps.  Prudence dictates that the Board approach any Upper Deck discussion carefully and thoughtfully. Having said that, the Board takes its responsibility to maximize stockholder value seriously.

During the Company’s “go shop” period, Topps received an indication of interest from Upper Deck of $10.75 per share.  At the end of the “go shop” period, however, because Upper Deck failed to provide any evidence of financing and recognizing that the proposal still had other significant issues, the Topps Board determined to discontinue discussions at that time.  Six weeks later, on May 21, 2007, Topps received a renewed, unsolicited indication of interest from Upper Deck to acquire Topps at $10.75 per share which was this time accompanied by a conditional “highly confident” letter from a commercial bank.  Promptly thereafter, Topps asked for and received a waiver from Tornante and Madison Dearborn to again engage in discussions and negotiations with Upper Deck.

Since then we have been diligently working to determine whether Upper Deck can appropriately address the antitrust, financial and other legal impediments to completing a transaction with Topps.  You on the other hand have, without any factual basis whatsoever, criticized those efforts without ever indicating whether the $10.75 offer would even be acceptable or how you would deal with the significant issues with Upper Deck’s proposal.  At the very least, we believe stockholders are entitled to know under what conditions, if any, you would accept the offer from Upper Deck.

Finally, it is unfortunate that you continue to make accusations and implied innuendo that are totally untrue.  As an example of your duplicity, as members of the ad hoc committee of the Topps Board, you and one of your fellow dissident directors each approved the retention of Willkie Farr & Gallagher to render independent judgment in connection with transaction negotiations.  Why then would you now question their independence but for promoting your own agenda?

We will continue to act in the best interest of all stockholders and remain focused on maximizing stockholder value.

Sincerely,

/s/ Arthur T. Shorin

Chairman and Chief Executive Officer

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449